Exhibit 99.1

For Immediate Release

For more information contact:	Shawn Severson
EnergyTech Investor, LLC
415-233-7094

or
David I. Rosenthal
UQM Technologies, Inc.
303-682-4900

UQM Technologies Signs Joint Venture Agreement with

China National Heavy Duty Truck Group Co., Ltd.

•	UQM will be a 25% partner in the joint venture with an option to increase its ownership to 33% after the first year of operation.
•	The initial total capital of the joint venture will be $24 million, with UQM contributing $6 million in three installments over the next year.
•	UQM’s funding requirement is contingent on the closing of the Second Stage Investment with CNHTC.
•	The joint venture will serve the China market for commercial vehicle E-drives and the global market for E-axles, and intends to operate its headquarters in Qingdao, China.
•	The expected annual production capacity of the JV is 50,000 systems and it plans to commence operations in 2019.

LONGMONT, COLORADO, NOVEMBER 30, 2017 - UQM Technologies, Inc.  (NYSE American: UQM) announced today it has signed a Joint Venture Agreement (“JVA”) with China National Heavy Duty Truck Group Co., Ltd. (“CNHTC”) and Sinotruk Global Village Investment Limited, a Hong Kong based limited liability company owned by CNHTC. Under the JVA, UQM will acquire a 25% ownership share of the joint venture with CNHTC and its affiliate collectively acquiring a 75% share. UQM has the option to increase its ownership position to 33% in the next one to three years. The initial total capital of the joint venture will be $24 million, with UQM contributing $6 million in three installments during the next year. UQM’s funding requirement is contingent on the closing of the Second Stage

Investment with CNHTC, in accord with the terms of the Stock Purchase Agreement signed by both parties on August 25, 2017.

The joint venture will be named Sinotruk Qingdao Zhongqi New Energy Automobile Co., Ltd. and will be headquartered in the city of Qingdao, China. The purpose of the JV will be to serve the China market for commercial vehicle E-drives and the global market for E-axles. The annual production capacity which the JV intends to establish is 50,000 systems, and it is anticipated to commence commercial operations in 2019.

“We are very excited to have signed a joint venture agreement with CNHTC,” said Joe Mitchell, President and CEO of UQM. “Our strategy for many years has been to align ourselves with a Chinese partner that would enable us to have a local manufacturing presence in China. This JV agreement gives us the opportunity to manufacture and sell our electric propulsion systems to the largest market in the world for electric vehicles. We believe that our alliance with CNHTC, given their size, strength, and world class reputation in the global commercial vehicle market, combined with UQM’s second-to-none electric propulsion technology, will generate many opportunities for growth.”

Mr. Ma Chunji, Chairman of CNHTC, said, “The new joint venture with UQM provides us the best technology to expand our new energy vehicle presence in China. While we do business in over 100 countries, we also look forward to using our partnership with UQM to grow in the global market as well. We look forward to a long and successful relationship with UQM.”

About UQM

UQM Technologies is a developer and manufacturer of power-dense, high-efficiency electric motors, generators, power electronic controllers and fuel cell compressors for the commercial truck, bus, automotive, marine, and industrial markets. A major emphasis for UQM is developing propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles. UQM is TS 16949 and ISO 14001 certified and located in Longmont, Colorado.

About China National Heavy Duty Truck Group Co., Ltd.

China National Heavy Duty Truck Group Co., Ltd. (“CNHTC”) is the parent company of Sinotruk (Hong Kong) Limited (“Sinotruk”), a leading heavy-duty commercial vehicle manufacturer in China and one of the largest commercial vehicles groups in the world. Its products are distributed in over 90 countries worldwide, including in South America, Africa, Southeast Asia, the Middle East, Ireland and Australia, among many others.

Since its founding in 1950, Sinotruk has had a long and successful history cooperating with international partners in developing new products and markets in China and elsewhere, including Steyr of Austria, MAN SE of Germany, and Cargotec of Finland. CNHTC has two subsidiaries listed on the Shenzhen Stock Exchange and the Hong Kong Stock Exchange, respectively.

This Release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our plans, beliefs or current expectations; including those plans, beliefs and expectations of our management with respect to, among other things, gaining required certifications, new product developments, timing and manufacturing capacity of the Joint Venture, future orders to be received from our customers, sales of products from inventory, future financial results, liquidity, and the continued growth of the electric-powered vehicle industry. Important Risk Factors that could cause actual results to differ from those contained in the forward-looking statements are contained in our Form 10-K and Form 10-Q’s, which are available through our website at www.uqm.com or at www.sec.gov.

Source: UQM Technologies, Inc.